Exhibit 6.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into on May 31, 2018, by and between the following parties:

“Seller”	GRACEDBYGRIT, INC, a Delaware corporation 153 N. HIGHWAY 101, SUITE #102 and 103 SOLANA BEACH, CA 92075 Attn: Katherine Nowlan Email: Kate@gracedbygrit.com
“Buyer”	HYLETE INC., a California corporation 560 STEVENS AVENUE SOLANA BEACH, CA 92027 Attn: Ron Wilson Email: rwilson@hylete.com

RECITALS

A.           Seller is the owner of certain assets, which include those tangible and intangible items listed on Schedule 1 attached hereto (the “Assets”) used in connection with the operation of a women’s athletic apparel company known as “GRACEDBYGRIT” (collectively, the “Business”). Buyer desires to purchase from Seller and Seller desires to sell and transfer to Buyer the Assets in accordance with this Agreement.

B.           Seller owns and operates a retail showroom and company headquarters to sell its products located at 153 N. Highway 101, Suite #102 and #103, in Solana Beach, California (the “Premises”). The Premises is leased pursuant to that certain Standard Industrial/Commercial Multi-Tenant Lease- Net dated as of January 9, 2015 (the “Lease”), by and between Seller (as “Tenant” thereunder) and 153 n. Highway 101, LLC (the “Landlord”).

C.           In addition to the Lease, the Seller desires to assign certain obligations and liabilities used in connection with the Business expressly set forth on Schedule 2 hereto (the “Assumed Liabilities”) to Buyer, and Buyer desires to assume only the Assumed Liabilities in accordance with the terms of this Agreement.

D.           All of the officers, directors, shareholders, creditors, lenders and partners of each of Buyer and Seller who are required to approve the purchase and sale of the Assets and assignment and assumption of Assumed Liabilities desire to give their signed written consent to action approving this Agreement.

E.            Seller and Buyer each desire to set forth in writing in this Agreement all of the terms and conditions under which the purchase and sale of the Assets shall take place.

1

NOW, THEREFORE, based on the foregoing recitals, the accuracy of which are hereby confirmed by the parties, and for and in consideration of the mutual promises and covenants hereinafter set forth and the mutual benefits to Buyer and Seller to be derived herefrom, it is agreed between Buyer and Seller as follows:

1.            PURCHASE AND SALE OF ASSETS. Subject to the terms and conditions in this Agreement, Seller shall sell, assign, convey, transfer and set over to Buyer, and Buyer shall purchase, assume and accept from Seller all of Seller’s right title and interest in the Assets free and clear of any and all liens, claims, encumbrances, liabilities, obligations, security interests and debts.

2.            LIABILITIES. Buyer shall not assume or be responsible for any of the liabilities or obligations of Seller or with respect to the Business except Assumed Liabilities, which are hereby assumed by Buyer effective as of the Closing Date and after Closing, Buyer shall be responsible for performing and satisfying such obligations.

3.            PURCHASE PRICE. As consideration for the Assets, Buyer shall pay the following (the “Purchase Price”): 789,875 shares of HYLETE, INC.’S Common B Stock in an amount equal to approximately NINE HUNDRED EIGHTY-SEVEN THOUSAND THREE HUNDRED FORTY-FOUR DOLLARS ($987,344) (the “Shares”) shall be delivered to Seller upon Closing via Buyer’s online delivery share certification system.

4.            REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER. Seller hereby represents, warrants, and covenants to Buyer as of the date hereof and at the Closing as follows and acknowledges and confirms that Buyer is relying on such representations, warranties and covenants in connection with the purchase of the Assets:

4.1.        EXISTENCE AND AUTHORIZATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Seller has the corporate power to own and operate its properties and the Assets and to carry on the Business as it is now being conducted. Seller is duly qualified, or is in the process of so qualifying to do business and is in good standing, or is in the process of obtaining good standing, in each jurisdiction in which the nature and location of its business or assets makes qualification necessary.

4.2.        AUTHORITY AND POWER. Seller has full corporate or company power, capacity and authority to enter into, execute and deliver this Agreement and such other agreements and instruments to be executed and delivered by it pursuant hereto, to carry out and perform its obligations under this Agreement and any agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby. All corporate or company acts and other proceedings required to be taken by or on the part of Seller to authorize it to enter into, execute, deliver and perform this Agreement and such other agreements, instruments and transactions contemplated hereby have been duly and properly taken.

4.3.        BINDING OBLIGATION. This Agreement has been duly executed and delivered by Seller and constitutes, and such other agreements and instruments contemplated hereby when duly executed and delivered by Seller will constitute, legal, valid and binding obligations of Seller enforceable in accordance with their respective terms, subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally from time to time in effect, and subject to any equitable principles limiting the right to obtain specific performance of certain obligations of Seller hereunder and thereunder.

2

4.4.        CONSENTS/APPROVALS, NO CONFLICT. All consents and approvals of governmental and other regulatory authorities and of other parties required to be received by or on the part of Seller to enable it to enter into and carry out this Agreement and the transactions contemplated hereby have been obtained. Without limiting the foregoing, Seller has made all such filings and submissions, which may be required under applicable law for Seller to consummate the transactions contemplated hereby. Neither the execution and delivery of this Agreement nor the consummation by Seller of the transactions contemplated hereby will (i) violate or conflict with any of the provisions of the organizational documents of Seller; or (ii) violate or constitute a default under any note, bond, mortgage, indenture, contract, agreement, license or other instrument or any order, judgment or ruling of any governmental authority to which Seller is a party or by which any of its properties are bound. No other consent, approval, license, permit, or authorization of, or registration, declaration or filing with, any state or federal court, administrative agency or commission or other governmental authority or instrumentality, or of any other third party, is required to be obtained or made by Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

4.5.        PERMITS TO OPERATE BUSINESS. All consents and approvals of governmental and other regulatory authorities and of other parties required to be received by or on the part of Seller to enable it to carry on the Business have been obtained and are in good standing.

4.6.        TITLE TO ASSETS. Seller has good, valid and marketable title to all of the Assets, free and clear of all mortgages, liens, pledges, charges, security interests, actions, claims, demands or other encumbrances of any nature whatsoever or however arising. No person, firm, corporation or other entity has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, for the purchase from Seller of any of the Assets. The performance by Seller of its obligations hereunder will vest in the Buyer good and marketable title in and to the Assets, free and clear of any and all mortgages, liens, pledges, charges, security interests, actions, claims, demands or other encumbrances.

4.7.        CONDITION OF ASSETS. Seller makes no representation or warranty as to the condition of the Assets or suitability for the continued use of the Assets in the Business or otherwise. Buyer shall have the right to inspect and approve of the condition of the Assets by entering the Premises at a mutually agreeable time. If Buyer fails to identify any unsatisfactory condition of the Assets in writing within 2 business days before the Closing, Buyer hereby waives any claims against Seller arising out of the condition of the Assets.

4.8.        CUSTOMER INFORMATION. At the Closing, Seller shall deliver to Buyer files containing complete and accurate customer lists and customer databases used by or for Seller (the “Customer Information”) as of the Closing. The Customer Information will set forth the name, street address, phone number, e-mail address, purchase history and all other information kept in Seller’s normal course of business and in accordance with Privacy Laws (as defined below).

4.9.        INTELLECTUAL PROPERTY. At the Closing, Seller shall deliver to Buyer all rights (or licenses) with respect to any patent, design, trade mark, trade name, copyright or other industrial or intellectual property currently owned (or licensed) and employed by the Seller and related to the Business and specifically set forth on Schedule 1. Seller has exclusive or non-exclusive rights to licenses to use all intellectual property that Seller does not own, which are related to the Business. All such licenses to use are included in the Assets. Consent is, or may be, required to assign Seller’s rights in such licenses to Buyer and Seller shall use reasonable efforts to cause all such licenses to be assigned to and registered to Buyer with the USPTO.

3

4.10.     BUSINESS INFORMATION. Seller represents and warrants that Seller has delivered to Buyer all the information in Seller’s control or possession with respect to the operation of the business and that the same is accurate and complete to the best of Seller’s knowledge, including without limitation, a rent roll of all licensees, profit and loss statements, bank account information, service agreements, insurance policies, warranties and operational handbooks (collectively, the “Business Documents”). Seller shall continue to give Buyer updates of any of the Business Documents that are updated until the Closing, including specifically, updates of the rent rolls and profit and loss upon demand by Buyer.

4.11.     RECORDS AND SYSTEMS. All data and information of the Business are recorded, stored, maintained or operated or otherwise held by Seller, are included in the Assets, and are not wholly or partly dependent on any facilities which are not under the exclusive ownership or control of Seller.

4.12.     EMPLOYMENT MATTERS. Seller will terminate all Seller’s employees employed at the Premises on May 31, 2018. Seller is not a party to any written or oral employment, service or pension agreement with respect to the Business or the Assets. Seller has not made any agreements with any labor union or employee association nor made commitments to the same with respect to the Business or the Assets, and Seller is not aware of any current attempts to organize or establish any new or fresh labor union or employee association with respect to the Business or the Assets. All salaries, bonuses commissions and other remunerations or other payments of any kind or description, if any, due to any employees of the Business prior to the date hereof, will be paid by Seller to the total exoneration of Buyer.

4.13.     LITIGATION. No litigation is pending, or, to Seller's knowledge, threatened, against Seller, its present or former directors or officers, affecting, involving, or relating to the Business or any of the Assets or which seeks to restrain or enjoin the execution and delivery of this Agreement or any of the documents referred to herein or the consummation of any of the transactions contemplated hereby or thereby. The best of Seller's knowledge, Seller knows of no facts that could reasonably be expected to serve as the basis for Litigation against itself (or the Buyer upon acquisition of the Business), its present or former directors or officers, affecting, involving, or relating to the Business or the Assets. There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a governmental authority or by an arbitrator) against Seller, any of the Assets or the Business.

4.14.     BROKER'S OR FINDER'S FEES. Seller has not authorized any person to act as broker or finder or in any other similar capacity in connection with the transactions contemplated by this Agreement and no broker, finder or financial advisor is entitled to any broker’s, finder’s, or financial advisor’s fee or other commission in respect thereof based in any way on any agreement, arrangement or understanding with Seller.

4.15.     LEASE. To Seller’s knowledge, there is no existing default of Seller or the landlord under the Lease, nor any condition that with the passage of time would mature into a default under the Lease. There is no default, or condition that may mature into a default, under the Lease and Buyer shall continue to perform all of Seller’s obligations as tenant under the Lease. Seller shall use its best efforts to coordinate approval of the assignment of the Lease to Buyer with the Landlord. Seller shall continue to pay rent as it comes due through the expiration or termination of the Lease and Buyer shall reimburse Seller for such rent that accrues from and after the Closing Date.

4

4.16.     NO UNDISCLOSED LIABILITIES. Seller has no liabilities with respect to the Business, except (a) the Assumed Liabilities, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the date of the financial statements provided to Buyer and which are not, individually or in the aggregate, material in amount.

4.17.     AFFIDAVIT OF NON-FOREIGN STATUS. Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. Seller is not a foreign person, foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations) and that withholding of tax is not required upon the disposition of any interest in the Lease by Seller to Buyer

4.18.     COMPLIANCE WITH LAWS. Seller has complied, and is now complying, in all material respects, with all laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Assets, including all Privacy Laws with respect to Customer Information.   All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Assets have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such permits as of the date hereof have been paid in full. To Seller's Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit. “Privacy Laws” means all laws which govern the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personal Information, Geolocation Data and Non-PII and all such Laws governing breach notification, penalties and compliance with Orders, including Section 5 of the Federal Trade Commisson Act, the Children's Online Privacy Protection Act, the California Online Privacy Protection Act, the Video Privacy Protection Act, the EU Data Protection Directive, the Payment Card Industry Data Security Standard, the CAN-SPAM Act and Canada's Anti-Spam Legislation, the Health Insurance Portability and Accountability Act and the EU Cookie Directive.

5.            REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER. Buyer hereby represents, warrants and covenants to Seller as of the date hereof and at the Closing as follows and acknowledges and confirms that Seller is relying on such representations, warranties and covenants in connection with the purchase and sale of the Assets:

5.1.        EXISTENCE AND AUTHORIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Buyer has the corporate power to own and operate its properties and to carry on its business as it is now being conducted. Buyer is duly qualified, or is in the process of so qualifying to do business and is in good standing, or is in the process of obtaining good standing, in each jurisdiction in which the nature and location of its business or assets makes qualification necessary.

5.2.        CORPORATE POWER. Buyer has full corporate or company power, capacity and authority to enter into, execute and deliver this Agreement and such other agreements and instruments to be executed and delivered by it pursuant hereto, to carry out and perform its obligations under this Agreement and any agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby. All corporate or company acts and other proceedings required to be taken by or on the part of Buyer to authorize it to enter into, execute, deliver and perform this Agreement and such other agreements, instruments and transactions contemplated hereby have been duly and properly taken.

5

5.3.        BINDING OBLIGATION. This Agreement has been duly executed and delivered by Buyer and constitutes, and such other agreements and instruments when duly executed and delivered by Buyer will constitute, legal, valid and binding obligations of Buyer enforceable in accordance with their respective terms, subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally from time to time in effect, and subject to any equitable principles limiting the right to obtain specific performance of certain obligations of Buyer hereunder and thereunder.

5.4.        CONSENTS/APPROVALS, NO CONFLICT. All consents and approvals of governmental and other regulatory authorities and of other parties required to be received by or on the part of Buyer to enable it to enter into and carry out this Agreement and the transactions contemplated hereby have been obtained. Without limiting the foregoing, Buyer has made all such filings and submissions, which may be required under applicable law for Buyer to consummate the transactions contemplated hereby. Neither the execution and delivery of this Agreement nor the consummation by Buyer of the transactions contemplated hereby will (i) violate or conflict with any of the provisions of the organizational documents of Buyer; or (ii) violate or constitute a default under any note, bond, mortgage, indenture, contract, agreement, license or other instrument or any order, judgment or ruling of any governmental authority to which Buyer is a party or by which any of its properties are bound. No other consent, approval, license, permit, or authorization of, or registration, declaration or filing with, any state or federal court, administrative agency or commission or other governmental authority or instrumentality, or of any other third party, is required to be obtained or made by Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

5.5.        LITIGATION. No Litigation is pending, or, to Buyer's knowledge, threatened, against Buyer, or its assets or properties, that seeks to restrain or enjoin the execution and delivery of this Agreement or any of the documents referred to herein or the consummation of any of the transactions contemplated hereby or thereby. There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a governmental authority or by an arbitrator) against Buyer or any of its assets or properties.

5.6.        BROKER'S OR FINDER'S FEES. Buyer has not authorized any person to act as broker, finder, or in any other similar capacity in connection with the transactions contemplated by this Agreement and no broker, finder or financial advisor is entitled to any broker's, finder's, or financial advisor's fee or other commission in respect thereof based in any way on any agreement, arrangement or understanding with Buyer.

5.7.        OFAC COMPLIANCE. Buyer is in compliance with the requirements of Executive Order No. 133224, 66 Fed Reg. 49079 (September 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Execution Orders in respect thereof (collectively, the “Orders”). Neither Buyer nor any beneficial owner of Buyer is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders.

6

6.            INDEMNIFICATION.

6.1.        INDEMNIFICATION BY SELLER. Seller hereby agrees to indemnify and defend and hold harmless Buyer and each of Buyer’s affiliates, directors, officers, shareholders, employees and agents and successors and assigns (collectively, the “Buyer Indemnified Persons”) against any and (a) claims, actions or suits which may be made or instituted against Buyer, or losses, liabilities, damages or expenses (including reasonable legal fees and expenses) suffered or incurred by Buyer, to the extent arising from any breach of any representation, warranty or covenant of the Seller contained in this Agreement; and (b) losses, liabilities, claims, damages or expenses (including reasonable legal fees and expenses) suffered or incurred by Buyer to the extent arising from Seller’s conduct of the Business or use of the Assets prior to the Closing; provided, however, that Seller shall not be liable hereunder to the extent such liability is the result of a material breach by Buyer of Buyer’s obligations under this Agreement or a Buyer Indemnified Person’s gross negligence, fraud or willful misconduct. In addition, Seller hereby agrees to indemnify Buyer and the Buyer Indemnified Persons against all liability for reasonable legal, accounting and other fees and expenses directly attributable to any such indemnification.

6.2.        INDEMNIFICATION BY BUYER. Buyer hereby agrees to indemnify and defend Seller and hold harmless Seller and each of Seller’s members, managers, affiliates, directors, officers, shareholders, employees and agents and successors and assigns (collectively, the “Seller Indemnified Persons”) against any and all (a)  claims, actions or suits which may be made or instituted against Seller, or losses, liabilities, damages or expenses (including reasonable legal fees and expenses) suffered or incurred by Seller, to the extent arising from any breach of any representation, warranty or covenant of Buyer contained in this Agreement; and (b) losses, liabilities, claims, damages or expenses (including reasonable legal fees and expenses) suffered or incurred by Seller to the extent arising from Buyer’s conduct of the Business or use of the Assets after the Closing; provided, however, that Buyer shall not be liable hereunder to the extent that such liability is the result of a material breach by Seller of Seller’s obligations under this Agreement or a Seller Indemnified Person’s gross negligence, fraud or willful misconduct. In addition, Buyer hereby agrees to indemnify Seller and the Seller Indemnified Persons from and against all liability for reasonable legal, accounting and other fees and expenses directly attributable to any such indemnification.

6.3.        SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations, warranties, and indemnities in this Agreement and in any other document delivered in connection herewith shall survive the Closing of this Agreement and notwithstanding the Closing and regardless of any investigations by or on behalf of any of the parties with respect thereto, shall continue in full force and effect for the benefit of the respective parties, the Seller Indemnified Persons and the Buyer Indemnified Persons for a period of one (1) year after the Closing, regardless of any investigation made by or on behalf of either party. All of the covenants and agreements made by the parties hereto in this Agreement, the documents referred to herein or in any certificate or other instrument delivered by the parties hereto under this Agreement or any of the documents referred to herein, and the right to indemnification with respect to any breaches thereof, shall survive the execution and delivery of this Agreement and the documents referred to herein for the applicable period stated herein with respect to such covenant or agreement, regardless of any investigation made by or on behalf of either party.

6.4.        LIMITATION OF LIABILITY. The aggregate liability of either Seller or Buyer under this indemnification Section shall not exceed $500,000.00 (exclusive of collection costs).

6.5.        BULK SALE WAIVER. Buyer hereby waives compliance with the provisions of Division 6 of the California Uniform Commercial Code relating to bulk sale in connection with the sale of the Assets, subject to the foregoing representations and warranties of Seller and the indemnification by Seller set forth above. Nothing in this paragraph shall prevent Buyer, or be deemed a waiver by Buyer, from asserting that that the bulk sales laws of California do not apply to the transaction contemplated by this Agreement as a defense to a legal action brought by a creditor of Seller under such laws.

7

7.            CLOSING CONDITIONS.

7.1.        CONDITIONS TO SELLER'S OBLIGATIONS. Each of the obligations of Seller to be performed hereunder shall be subject to the satisfaction (or waiver by Seller) at or prior to the Closing of each of the following conditions:

7.1.1.    No Prohibition. No law, decree, or governmental order or Litigation shall have been instituted or threatened or claim or demand made against Buyer and/or Seller before any court or other governmental body, seeking to restrain or prohibit, enjoin, restrain or to obtain damages with respect to, the consummation of the transactions contemplated hereby, or which, if adversely determined to Buyer and/or Seller, might have a material adverse effect on the Assets or the Business, operations or prospects of Buyer or Seller;

7.1.2.    Buyer’s Performance. Buyer shall have performed or complied with, in all material respects, all conditions, obligations, agreements and covenants contained herein which are to be performed or complied with by it on or prior to the Closing Date;

7.1.3.    Buyer’s Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date;

7.1.4.    Assurances. Seller shall have received such resolutions or certificates, duly authorized by the officers, board or agents of Buyer (as applicable), approving the transaction contemplated by this Agreement, dated as of the Closing Date;

7.1.5.    Lease. The Landlord under the Lease shall have given written consent to the transaction set forth herein; and

7.1.6.    Bill of Sale. Buyer has provided Seller at Closing a Bill of Sale executed by Buyer in favor of Seller, in the form attached hereto as Exhibit “A”;.

7.2.        CONDITIONS TO OBLIGATIONS OF BUYER. Each of the obligations of Buyer to be performed hereunder shall be subject to the satisfaction (or the waiver by Buyer) at or prior to the Closing Date of each of the following conditions:

7.2.1.    No Prohibitions. No law, decree, or governmental order or Litigation shall have been instituted or threatened or claim or demand made against Buyer and/or Seller before any court or other governmental body, seeking to restrain or prohibit, enjoin, restrain or to obtain damages with respect to, the consummation of the transactions contemplated hereby, or which, if adversely determined to Buyer and/or Seller, might have a material adverse effect on the Assets or the Business, operations or prospects of Buyer or Seller;

7.2.2.    Seller’s Performance. Seller shall have performed or complied with, in all material respects, all conditions, obligations, agreements and covenants contained herein which are to be performed or complied with by it on or prior to the Closing Date;

8

7.2.3.    Seller’s Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date;

7.2.4.    Seller’s Resolutions. Buyer shall have received such resolutions or certificates, duly authorized by the officers, board or agents of Seller (as applicable), approving the transaction contemplated by this Agreement, dated as of the Closing Date;

7.2.5.    Hylete Agreements. Seller shall have executed and delivered a Stock Purchase Agreement and such other internal documentation of HYLETE, INC., required to be signed by holders of HYLETE, INC., Common B Stock;

7.2.6.    Lease. The Landlord under the Lease shall have given written consent to the transaction set forth herein; and

7.2.7.    Bill of Sale. Seller has provided Buyer at Closing a Bill of Sale executed by Seller in favor of Buyer, in the form attached hereto as Exhibit “A”.

7.3.        FAILURE OF CONDITION PRECEDENT. In the event that either any of Seller’s Condition’s set forth in Section 7.1 or Buyer’s Conditions set forth in Section 7.2 (including the conditions requiring a third parties’ consent) are not satisfied or waived by each respective party on or before June 1, 2018 (“Conditions Deadline”), then either party shall have the right to terminate this Agreement and both parties shall be released from any further obligations hereunder.

8.            CLOSING. The closing of the purchase and sale of the Assets and the transfer and assumption of the Assumed Liabilities (the “Closing”) shall take place on or before June 1, 2018 or such other mutually agreed upon date (the “Closing Date”).

8.1.        ACTIONS AT THE CLOSING. At the Closing, Buyer and Seller shall take the following actions, in addition to such other actions as may otherwise be required under this Agreement:

8.1.1.    Payment of Purchase Price. Buyer shall deliver to Seller the Shares representing the Purchase Price. Seller and Buyer shall report the allocation of the Purchase Price and other consideration for tax purposes as set forth in Schedule 1, which allocation shall be mutually agreed upon within five (5) business days after the execution of this Agreement if not attached hereto.

8.1.2.    Delivery of other Instruments. Seller and Buyer shall execute and deliver to the other all conveyance documents necessary to consummate the transaction contemplated herein.

8.1.3.    Entry into Premises. Seller shall give Buyer complete and unrestricted access to the facilities of the Business, and the site subject to the Lease.

9

8.1.4.    Prorations. At the Closing, taxes on or with respect to the Assets, license fees, rents, leases, receivables, payables, personal property use tax, and other ongoing monetary items but only for the Assumed Liabilities, shall be prorated as of the Closing Date, with Seller liable to the extent such items relate to any time period prior to the Closing Date and Buyer liable to the extent such items relate to any time period on or subsequent to the Closing Date. Any and all amounts currently on deposit for the benefit of the Business for utility services, the Lease, insurance, etc., shall be returned to Seller (and not credited against the purchase price). Except as otherwise agreed by the parties hereto, the net amount of all such prorations will be settled and paid on the Closing Date; provided, however, that the payment of such amounts shall not affect the calculation of, or be deemed to be a payment towards, the Purchase Price. To the extent any reconciliations of rents or other expenses or refunds occurs after the Closing Date, each of Buyer and Seller agree to cooperate in good faith and to deliver and collect any amounts due to or from the other party. The parties agree that for any Lease charges that are applied retrospectively (e.g., reconciliations of taxes or operating expenses) shall be either refunded to Seller in the event that Seller overpaid such amounts prior to the Closing Date, or refunded to Buyer to the extent Seller underpaid such amounts prior to the Closing Date. Any post-Closing reimbursement shall be made within thirty (30) days after the landlord delivers its reconciliations or the same shall be deemed waived by the party seeking the reimbursement.

8.1.5.    Landlord Consent Fees. Buyer and Seller shall share evenly any charges imposed by the Landlord in connection with the consent to the assignment of the Lease. Seller shall inform Buyer of the fee imposed by Landlord before incurring such charge.

8.1.6.    Transfer Taxes. All sales, transfer, and similar taxes and fees (including all recording fees, if any) incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by Buyer and Seller shall file all necessary documentation and pay all amounts due with respect to such taxes. Personal Property Use taxes shall be paid by Seller if they are due before Closing and shall be paid by Buyer if they are due after Closing, and in any event shall be pro-rated between Buyer and Seller based on the Closing date. If occurring after Closing and not otherwise pro-rated at the Closing, Seller shall pay Buyer its pro-rated share of such taxes within ten (10) days after written demand (showing proof of payment).

9.            DEFAULT & ARBITRATION. The Parties hereto specifically waive the right to pursue specific performance to enforce the consummation of the transaction; however, injunctive relief shall be available as a remedy to enforce any post-Closing covenants hereunder. If the parties are unable to settle any dispute arising hereunder within 30 days after written notice, then the matter shall be referred to such independent third party person that the disputing parties may mutually designate (the “Mediator”). The parties shall promptly meet with Mediator, who shall submit a written decision on the resolution of the matter. If either party is not satisfied with the decision of the Mediator, then the matter may be submitted to the American Arbitration Association for arbitration in San Diego, California. If such matter is not submitted to arbitration within 30 days after the decision of the Mediator, then the parties will be deemed to be satisfied by the decision of the Mediator and shall act accordingly to perform the decision of the Mediator. The costs of the Mediator and arbitration, including any American Arbitration Association administration fee, the Mediator or arbitrator’s fee, and costs for the use of facilities during the hearings, shall be borne equally by the parties to the arbitration. Attorneys’ fees may be awarded to the prevailing or most prevailing party at the discretion of the arbitrator. The provisions of Sections 1282.6, 1283, and 1283.05 of the California Code of Civil Procedure apply to the arbitration. The arbitrator shall not have any power to alter, amend, modify or change any of the terms of this Agreement nor to grant any remedy which is either prohibited by the terms of this Agreement, or not available in a court of law. The arbitrator shall issue a written reasoned award and decision that shall be consistent with and supported by the facts and the law.

10

10.          GENERAL PROVISIONS.

10.1.     FURTHER ASSURANCES. Each party hereto agrees to execute and deliver such other documents, agreements or instruments and take such further action as may be reasonably requested by any other party hereto for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

10.2.     NOTICES. Any notices required or permitted hereunder shall be sufficiently given if in writing and personally delivered, by telecopy or email and confirmed by telephone, or by internationally recognized overnight courier, addressed to the parties at the addresses set forth on the first page of this Agreement, or to such other address as the parties shall have given notice of pursuant hereto. All such notices shall be effective upon the earlier of receipt, date of confirmation, or, in the case of registered mail, five (5) days after depositing in the mail, postage prepaid, return receipt requested and addressed as shown above.

10.3.     ENTIRE AGREEMENT. This Agreement (including the Schedules and Exhibits attached hereto) represents the entire understanding and agreement between the parties with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the parties hereto. This Agreement supersedes all prior agreements, understandings and arrangements, whether written or oral, between the parties hereto and their affiliates.

10.4.     SUCCESSORS AND ASSIGNS; BENEFITS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and, except as otherwise provided below, their respective successors and assigns. Nothing contained in this Agreement or in any of the Schedules hereto is intended to create any rights in any person or entity (other than Seller Indemnified Persons and the Buyer Indemnified Persons) that is not a party to this Agreement and no person or entity (other than Seller Indemnified Persons and the Buyer Indemnified Persons) shall be deemed to be a third party beneficiary hereof or thereof.

10.5.     SECTION HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.6.     APPLICABLE LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, without regard to the principles thereof relating to conflicts of law. The parties hereto consent to the jurisdiction of the courts of the State of California and the United States of America.

10.7.     EXPENSES. Except as otherwise provided herein, the parties hereto shall pay their own respective fees and expenses, including without limitation, attorneys’ fees. Notwithstanding the foregoing, in the event that either party commences legal action regarding this Agreement, the prevailing party shall pay all professional fees and expenses, including without limitation, attorneys’ fees and expenses.

10.8.     SEVERABILITY. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement and the parties agree that the part or parts of this Agreement so held to be illegal, invalid, void or unenforceable will be deemed to have been stricken herefrom by the parties, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein.

11

10.9.     PUBLICITY. None of the parties hereto shall issue any press release or make any other public statement or announcement relating to, connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior written approval of the other parties hereto to the contents and the manner of presentation and publication thereof. Notwithstanding the foregoing, after the Closing Buyer may issue, or authorize the Issuance of any such release, statement or announcement as it reasonably deems appropriate.

10.10.   COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This Agreement may be executed by electronic signatures with the same effect as original signatures.

10.11.   WAIVER. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party against whom that waiver is sought to be enforced. No failure or delay on the part of either of the parties hereto in exercising any right, power or privilege hereunder, and no course of dealing between the parties hereto, shall operate as a waiver of any right, power or privilege hereunder.

10.12.   ATTACHMENTS. All Schedules and Exhibits referenced herein are incorporated herein by reference and shall be initialed by both parties in order to be deemed an integral part of this Agreement. The contents of Schedules 1 and 2 are deemed to be disclosures to Buyer by Seller. In the event that any Schedule provided for herein is incomplete or has not been prepared by Seller and attached hereto as of the execution and delivery of this Agreement, it shall be a condition precedent to Closing that such Schedule shall be in form and substance reasonably satisfactory to Buyer.

10.13.   CONFIDENTIALITY. Each party agrees to maintain as confidential all information that is delivered to it by the other and agrees further not to disclose the same to any third party whatsoever or use any such information for any purpose except in connection with the implementation of the undertakings of the parties described herein.

Signatures on following page.

12

IN WITNESS WHEREOF, the undersigned Seller and Buyer have caused this Asset Purchase Agreement to be duly executed as of the Effective Date.

“BUYER”	“SELLER”

HYLETE, INC., a California corporation	GRACEDBYGRIT, INC., a Delaware corporation

By: /s/ Ronald Wilson	By: /s/ Kimberly Caccavo

Name: Ronald Wilson	Name: Kimberly Caccavo

Title: CEO	Title: CEO

13

SCHEDULE 1

LIST OF ASSETS

IRS filing forms listing schedule of assets must be consistent with this Schedule 1.

Asset	Description	List of Items	Allocation of Purchase Price
Class I	Cash & Deposits	None.	N/A
Class II	Actively Traded Personal Property (e.g., securities and public stock)	None.	N/A
Class III	Assets marked to market at least annually (e.g., accounts receivable)	None.	N/A
Class IV	Stock in Trade (e.g., general inventory)	Inventory and raw goods. See attached document, reference tabs Inventory F.G. and Inventory R.M. [attachment redacted]	book value at closing (cost)
Class V	Furniture and fixtures, buildings, land, vehicles, and equipment, which constitute all or part of a trade or business are generally Class V assets.	Cash drawer, POS systems, clothing racks, clothing fixtures, mannequins, hangers, storage containers, shelving, storage units, desks, office printers, office display units, couch, office materials and supplies, leasehold improvements, appliances.
Class VI	All section 197 intangibles (as defined in section 197) except goodwill and going concern value	Trademarks and logos. Domain names owned by GRACEDBYGRIT and GRITTYGIRLS
Class VII	Goodwill and going concern value (whether or not the goodwill or going concern value qualifies as a section 197 intangible).	Goodwill and going concern.
Total Purchase Price:

14

SCHEDULE 2

ASSUMED LIABILITIES

Except for the following liabilities which Buyer hereby assumes and will be responsible for performing post-Closing,

1.	Shopify Contract, Shopify applications and marketing software (as listed in attached document in tab labeled “Website Sales and Shopify Expenses”) [attachment redacted]
2.	Lease, utilities, internet and maintenance fees for 153 N Hwy 101 Suite 102 & 103 Solana Beach, CA 92075 (as listed in attached document located in tab labeled “153 Expenses”) [attachment redacted]
3.	Accrued vacation hours for employees assumed by Buyer (as listed in document attached located in tab labeled “Liabilities”) [attachment redacted]
4.	Storage Unit

Except for the Assumed Liabilities, Buyer shall not assume or be responsible for any of the liabilities or obligations of Seller or with respect to the Business prior to the Closing Date, including, without limitation, the following (the "Excluded Liabilities"):

1.             Non-enumerated Liabilities. Any liability or obligation of Seller of any kind, known or unknown, contingent or otherwise, not resulting from any covenant, agreement, or indemnity of Buyer in this Agreement or the other agreements and instruments to be executed and delivered by Buyer in connection with this Agreement.

2.             Taxes. Any liability or obligation of Seller for federal, state, or local income, franchise, property, sales or use or recapture taxes, assessments, and penalties, whether arising out of the transactions contemplated by this Agreement or otherwise.

3.             Violations of Law. Any liability or obligation resulting from violations of any applicable laws or regulations by Seller prior to the Closing or infringement of third-party rights or interests.

4.             Employee Liabilities. Any employee liabilities relating to present and past employees of the Business with respect to plans, programs, policies, commitments, and other benefit entitlements established or existing on or prior to the Closing which are not assumed by Buyer hereunder (whether or not such liabilities are accrued or payable at the Closing, and whether or not such liabilities are contingent in nature), including: (i) Any liability or obligation for workers' compensation; (ii) Any current or future liabilities to employees retiring on, before, or after the Closing, and their dependents; (iii) Any current or future liabilities for benefits that may have been accrued or earned by any employees associated with the Business on or before the Closing under any pension plans relating to service prior to the Closing; (iv) Any current or future liabilities for claims incurred prior to the Closing and related expenses with respect to any employees associated with the Business under any welfare or disability plans established or existing at or prior to the Closing, regardless of when filed with Buyer, Seller, or the claims administrator for any such plan; (v) Any retrospective premium on pension, savings, thrift, or profit-sharing plan contribution relating to any employees associated with the Business incurred or accrued prior to the Closing Date, regardless of when invoiced or recorded; and (vi) Any monetary liability for severance payments that may arise at any time in favor of any of Seller's employees under any plan, program, policy, commitment, or other benefit entitlement.

5.             Product Liability. Any liability or obligation for product liability or warranty claims under expired warranties or damage claims arising out of defects in or failures of any product, program, or material of Seller or the Business provided, distributed, licensed, or delivered prior to the Closing.

15

6.             Incidents to Excluded Assets. Any liability or obligation associated with any of the Excluded Assets.

7.             Litigation. Any claim, action, suit, proceeding, inquiry, hearing, arbitration, administrative proceeding, or investigation pending or threatened against Seller, the Business or the Assets (collectively, "Litigation").

8.             Nontransferable Contracts and Agreements. Any liability or obligation associated with any contract, agreement, instrument, license or other right or obligation of Seller which is an asset of the Business but which requires the consent of some third-party to be assigned and/or transferred and with respect to which such consent of such third-party has not been obtained.

16

EXHIBIT “A”

BILL OF SALE

This Bill of Sale (“Bill of Sale”) is made as of this 31st day of May, 2018 by a GRACEDBYGRIT, INC., a Delaware corporation (the “Seller”) and HYLETE,INC., a California corporation (the “Buyer”). For and in consideration of the Shares and other good and valuable consideration as set forth in that certain Asset Purchase Agreement executed by and between Seller and Buyer, dated as of May 31, 2018 (hereinafter referred to as the “Asset Purchase Agreement”), receipt of which is hereby acknowledged, Seller does hereby sell, convey, assign and deliver unto Buyer, the assets of the Seller, including, without limitation, the following described property all of the assets of the Seller, a list of which, is set forth on the attached Schedule 1 collectively referenced herein as the “Assets.”

NOW THEREFOR, Seller sells, conveys, assigns and transfers the Assets pursuant to all representations, covenants, warranties and terms of the Asset Purchase Agreement. In addition, Seller and Buyer hereby incorporate all of the terms of the Asset Purchase Agreement herein, which shall survive the Closing (as defined therein) to the extent set forth in the Asset Purchase Agreement. In the event of a conflict between the terms of the Asset Purchase Agreement and this Bill of Sale, the provisions of the Asset Purchase Agreement shall govern.

IN WITNESS WHEREOF, the undersigned Seller and Buyer have caused this Agreement to be duly executed as of the dates set forth below.

“BUYER”	“SELLER”

HYLETE, INC., a California corporation	GRACEDBYGRIT, INC., a Delaware corporation

By: /s/ Ronald Wilson	By: /s/ Kimberly Caccavo

Name: Ronald Wilson	Name: Kimberly Caccavo

Title: CEO	Title: CEO

17

SCHEDULE 1

TO BILL OF SALE

[REMAINDER OF SCHEDULE REDACTED]

18